EXHIBIT 99.1

[ATHEROGENICS, INC.]

FOR IMMEDIATE RELEASE

AtheroGenics Reports Second Quarter 2007 Financial Results

ATLANTA, GA – July 26, 2007 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the second quarter and six months ended June 30, 2007.

AtheroGenics recorded revenues of $30.3 million for the second quarter of 2007, as compared to $6.3 million recorded for the same period in 2006. For the six months ended June 30, 2007, revenues increased to $41.7 million, as compared to $10.4 million for the comparable period in 2006. The increase in both periods principally reflects the recognition of the remaining unamortized balance of an upfront license fee due to the termination of a license agreement with AstraZeneca in the second quarter. Amortization of $20.8 million and $27.1 million was recorded in the second quarter and six month periods, respectively. Also contributing to revenue recorded in the second quarter and six month periods were research and development service fees of $9.4 million and $14.6 million, respectively, for administration of the FOCUS clinical trial, which is currently in the process of concluding.

Research and development expenses for the second quarter of 2007 increased to $22.3 million from $16.4 million for the same period in 2006.  For the six months ended June 30, 2007, research and development expenses increased to $42.3 million, compared to $32.7 million for the six months ended June 30, 2006.  The increase in both periods was due primarily to FOCUS trial expenditures, which are being funded by AstraZeneca, and start-up costs for the company’s Phase III diabetes study, ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). This increase in research and development expenses was partially offset by a decrease in expenses incurred for the ARISE clinical trial, which has been completed.

Marketing, general and administrative expenses increased to $3.6 million in the second quarter of 2007 from $3.2 million in the second quarter of 2006. For the six months ended June 30, 2007, marketing, general and administrative expenses increased to $7.5 million, compared to $6.9 million for the same period in 2006. These increases were primarily due to costs for the company’s marketing department, which was formed during the second quarter of 2006.

The second quarter of 2007 also included restructuring and impairment costs as follows:

$ in millions                                           Loss per share

Non-cash manufacturing transition costs                     $   7.5                                                         $ 0.19
Other restructuring and impairment costs                          2.5                                                            0.06
Total                                                                            $ 10.0                                                         $ 0.25

Manufacturing transition costs represent the write-off of impaired assets as a result of the transition of commercial manufacturing activities from AstraZeneca. Other restructuring costs include severance and asset impairment costs from an organizational restructuring that was undertaken in the second quarter.

Interest income decreased to $1.6 million in the second quarter of 2007 from $2.4 million reported for the comparable period in 2006. Interest income decreased to $3.5 million for the six months ended June 30, 2007, compared to $4.6 million for the same period in 2006.  The decrease in both periods was due to reduced levels of invested cash.

AtheroGenics reported a net loss of $6.1 million, or $0.16 per share, for the second quarter of 2007, as compared to $13.1 million, or $0.33 per share, for the same period in 2006.  For the six months ended June 30, 2007, AtheroGenics reported a net loss of $18.8 million, or $0.48 per share, as compared to $32.3 million, or $0.82 per share for the same six month period in 2006.

At June 30, 2007, cash, cash equivalents and short-term investments totaled approximately $115 million. Near term cash requirements for the company were reduced in early July, with the exchange of $38 million of convertible debt due in 2008 for $60 million in convertible debt due in 2011.

"The positive results in pre-specified diabetes endpoints reported from our ARISE clinical study of AGI-1067 were achieved in a well-treated patient population, and we’re on track to start the ANDES Phase III clinical study of AGI-1067 in patients with type 2 diabetes in the third quarter,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.

2007 Updated Guidance
AtheroGenics updated its full year 2007 earnings guidance as a result of the restructuring and other transactions and estimated that full year 2007 loss per share will be in the range of $1.35 to $1.45. The company reiterated its full year 2007 cash flow guidance, estimating that cash outflow will be in the range of $61-$66 million.

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast today at 9:00 a.m. EDT to discuss second quarter 2007 financial results and to provide a company update. Participants may access the conference call by dialing 877-407-8031 (domestic) or 201-689-8031 (international).  The call can also be accessed via the webcast on the Company’s Investor Relations website at http://www.atherogenics.com. A replay of the conference call will be available approximately one hour after its conclusion by dialing 877-660-6853 (domestic) or 201-612-7415 (international), account number 286 and conference ID number 248933.  The call will be archived until August 2, 2007.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). AtheroGenics is commencing the ANDES Phase III clinical trial to study its lead anti-inflammatory drug candidate, AGI-1067, in patients with diabetes.  In addition, the Company has a clinical-stage development program studying AGI-1096, an oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as “believes,” “intends,” “expects” and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. Additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. There may be significant costs incurred by AtheroGenics as a result of AstraZeneca’s decision to terminate the AGI-1067 collaboration and license agreement. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics’ Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and are specifically incorporated by reference into this press release.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com

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AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
License fees	$20,833,333	$6,250,000	$27,083,333	$10,416,667
Research and development	9,425,371	—	14,636,623	—
Total revenues	30,258,704	6,250,000	41,719,956	10,416,667

Operating expenses:
Research and development	22,330,198	16,447,180	42,294,473	32,707,802
Marketing, general and administrative	3,587,195	3,171,869	7,532,698	6,879,202
Restructuring and impairment costs	9,996,332	—	9,996,332	—
Total operating expenses	35,913,725	19,619,049	59,823,503	39,587,004

Operating loss	(5,655,021)	(13,369,049)	(18,103,547)	(29,170,337)
Interest income	1,604,120	2,401,424	3,487,803	4,606,658
Interest expense	(2,087,780)	(2,088,598)	(4,175,561)	(4,196,115)
Other expense	—	—	—	(3,521,236)
Net loss	$(6,138,681)	$(13,056,223)	$(18,791,305)	$(32,281,030)

Net loss per share -
basic and diluted	$(0.16)	$(0.33)	$(0.48)	$(0.82)

Weighted average shares
outstanding – basic and diluted	39,498,338	39,423,059	39,483,280	39,313,178

Balance Sheet Data
(Unaudited)
	June 30,	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$114,699,441	$151,810,939
Working capital	110,694,903	118,786,367
Total assets	141,700,936	178,339,664
Long-term obligations, less current portion	286,000,000	286,000,000
Accumulated deficit	(380,788,551)	(361,997,246)
Total shareholders’ deficit	(167,942,728)	(153,987,649)